UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 2, 2007 (July 1, 2007)

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-07541	13-1938568
(State of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(Address of principal executive offices, including zip code)

(201) 307-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hertz Global Holdings, Inc. and its wholly owned subsidiary, The Hertz Corporation (the “Companies”) announced that Robert W. Davis has been appointed to serve as the Companies’ principal accounting officer on an interim basis effective July 1, 2007.  Mr. Davis’s title is Interim Staff Vice President and Controller.  He is expected to serve as Interim Staff Vice President and Controller on an interim basis as the Companies conduct an external search for a permanent replacement for Richard J. Foti, who retired as the Companies’ Staff Vice President and Controller effective June 30, 2007.  Mr. Davis began working with the Companies on June 20, 2007, to assist in effecting an orderly transition to his role as interim principal accounting officer.

Mr. Davis, 48, is currently a Partner with Tatum, LLC, New York, NY, an executive services firm.  Mr. Davis has over 25 years of financial and managerial experience ranging from large multinational corporations to small emerging growth companies.  His background includes leadership roles and responsibility for strategic planning, financial reporting, M&A, IT systems, business process improvements and restructuring.  Mr. Davis most recently served as Executive VP - Chief Financial Officer for CA, Inc., a position he held from February 2005 through May 2006.  He also served as Vice President - Corporate Finance & Chief Accounting Officer of Dell, Inc. and, before that, Assistant Corporate Controller of MCI Communications Corporation.  Mr. Davis began his career with Price Waterhouse where he rose to the level of Senior Manager.

Mr. Davis is a certified public accountant.  He received a B.S. degree from the University of Virginia and holds an M.B.A. from Columbia University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION
(Registrant)

	By:	/s/ Paul J. Siracusa
	Name:	Paul J. Siracusa
	Title:	Executive Vice President
and Chief Financial Officer
Date: July 2, 2007